EXHIBIT 23.2


                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 27, 2000 relating to the financial statements, which appears in the 1999 Annual Report to Shareholders of Avon Products, Inc., which is incorporated by reference in Avon Products, Inc. Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated January 27, 2000 relating to the financial statement schedule, which appears in such Annual Report of Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

                                       /s/ PricewaterhouseCoopers LLP

September 13, 2000
New York, New York